Annuity Board Funds:
Question 77-G Securities in Default

                                                 AMOUNT/   TOTAL
                        DEFAULT      DATE OF     $1,000    AMOUNT
SECURITY                REASON       DEFAULT     SHARES    IN DEFAULT

United Air Lines, Inc.  Bankruptcy   01/21/2003   200      $236,027
United Air Lines, Inc.  Bankruptcy   04/19/2003   300      $348,871